To ERHC Shareholders:

I am pleased to again update the ERHC Energy family on the company’s progress during the past month.

As described last month, ERHC representatives participated in September meetings of the Operating Committee and the Technical Committee for the Blocks and in Management Committee meetings between consortium partners and the Joint Development Authority (JDA). I believe that the meetings were productive. We continue to develop our relationships with our consortium partners in the Joint Development Zone (JDZ) Blocks, Addax Petroleum and Sinopec Corp., and we remain positive about the progress being made.

The committee that is conducting the search for the Company’s new Chief Executive Officer and Chief Financial Officer has narrowed down the list of candidates and begun interviewing. We understand that this period of transition has been unsettling for some investors, but we are convinced that a deliberate process that leads to the selection of the right CEO and CFO is in the best interests of the company and its shareholders.

As we have said before, our normal business operations continue unabated as the executive search continues.

In addition to those executive positions, ERHC has begun recruiting for the position of Vice President (Technical). To date, the Company has been satisfied with using technical consultants in meetings with organizations such as the JDA and in technical discussions with our consortium partners. Until now, the intermittent nature of ERHC’s requirement for the technical function made it a cost-effective option to use consultants to carry the function out. However, as operations begin to grow in the JDZ, the board has determined that it will be in ERHC’s best interests to have an in-house executive officer to manage these relationships.

Meanwhile, with the guidance of Akin Gump Strauss Hauer and Feld LLP, the Company continues to interface with the US Department of Justice and the Securities and Exchange Commission in connection with their respective investigations. This interface includes responding to an additional SEC request for personnel records (specifically, those regarding former CFO, Franklin Ihekwoaba) and other corporate records from the Company.

Because the government’s search warrant affidavit remains under seal, there has understandably been significant speculation regarding the investigations. Several news reports, including a front-page story in The Houston Chronicle, have referenced ERHC Energy. Houston Chronicle reporter David Ivanovich has followed ERHC for years and the article discussed the Company’s promise and its challenges. We have worked to keep the discussion of ERHC in the media grounded in reality by quickly correcting inaccuracies and articulating a clear message.

Finally, we closed the books on fiscal year 2006 on September 30th. We continue work on the year-end financial report, which is due in December 2006.

We value our shareholders and appreciate your continued support. As this update illustrates, we are committed to maintaining regular communication with the ERHC Energy family regarding the Company’s activities and opportunities.

Sincerely,

Nicolae Luca
Acting Chief Executive Officer